Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Progressive Gaming International Corporation

Las Vegas, Nevada

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated March 28, 2006 relating to the consolidated financial statements of Progressive Gaming International Corporation as of December 31, 2005 and for each of the two years in the period ended December 31, 2005, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Los Angeles, California

September 11, 2007